                                                                    Exhibit 99.1

                                            [Logo of National Steel Corporation]
--------------------------------------------------------------------------------

                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN  46545-3440

NEWS RELEASE
------------
Media Contact:    Ronald B. Freeman
                  (219) 273-7559

Analyst and       William E. McDonough
Investor Contact: (219) 273-7414


NATIONAL STEEL ANNOUNCES RESULTS FOR SECOND QUARTER 2001

Mishawaka, IN, July 25, 2001 - National Steel Corporation (NYSE: NS) today reported a net loss of $110.3 million, or $2.67 per diluted common share for the second quarter of 2001, as compared to net income of $0.3 million, or $0.01 per diluted common share, for the second quarter of 2000. The second quarter 2000 results include a gain of $15.1 million from the sale of the Company's 30% interest in the Presque Isle Corporation. Net sales for the second quarter 2001 were down about 16% from the same period of 2000 with the largest impact being a decline in average selling prices of $68 per ton between the two periods.

The Company's second quarter 2001 net loss compares to a net loss of $108.7 million, or $2.63 per diluted common share for the first quarter of 2001. The first quarter 2001 results were positively impacted by $17.2 million due to the cumulative effect of a change in pension accounting and by $26 million from the sale of a long-term natural gas contract. The operating loss, excluding our OPEB transition obligation and unusual items, for the second quarter 2001 amounted to $48 per ton as compared to a loss of $74 per ton in the first quarter of this year.

Net sales for the second quarter 2001 were $673.2 million, an increase of about $84 million or 14% from the first quarter 2001 level of $589.4 million. Shipments for the second quarter amounted to 1,581,000 tons, an increase of 12% from first quarter 2001 shipments of 1,414,000 tons. This included record shipments of 559,000 tons in the month of June 2001. Shipments of value-added products increased about 15% in the second quarter 2001 over the first quarter 2001 as demand in both the automotive and construction markets improved. The Company saw its average selling price improve slightly in the second quarter 2001 over the first quarter 2001 due to the improved product mix.

The Company continues to aggressively reduce costs. Through the second quarter of 2001 costs have been reduced by approximately $18 per ton or about $54 million. These cost reductions have come in the areas of salaried and hourly headcount reductions, overtime reductions, reduced spending on goods and services and improvements in yields. The Company believes it is on track to achieve the approximate $100 million cost reduction goal announced earlier this year.

                                                                    Exhibit 99.1

"We are encouraged by the improvement in demand for our value-added products during the second quarter and believe this increased demand will continue through the second half of the year. The Bush administration's Section 201 initiatives could have a very positive impact on our results later this year or early next year as approximately 50% of our sales go to the spot markets", said Hisashi Tanaka, chairman and chief executive officer. "In the meantime, we continue to aggressively reduce our costs and control our liquidity", he concluded.

FINANCIAL POSITION AND LIQUIDITY

Total liquidity from cash and available short-term credit facilities amounted to $152 million at June 30, 2001, as compared to $176 million at March 31, 2001 and $112 million at December 31, 2000. During the second quarter 2001 the Company borrowed an additional $14 million under its inventory facility and sold an additional $25 million of accounts receivable bringing the total amount of short-term facilities utilized to $276 million. Due to the increase in sales during the second quarter, the Company saw an increase in availability under its accounts receivable credit facility of about $15 million. In addition, during the second quarter 2001 the Company received a $14 million federal income tax refund from prior years. Capital expenditures for the second quarter amounted to $20.2 million. For the year 2001, the Company has funded $34.2 million in capital expenditures, down significantly from the $93.4 million spent in the first half of 2000.

OTHER MATTERS

The Company's residential roofing shingle product, made of durable AZ-50 Galvalume steel with a DuPont laminate coating, has been awarded the New Product of the Year by the Small Business Association of the State of Michigan. This new high quality, long lasting product has many applications in residential construction and is being distributed exclusively through Georgia-Pacific, as TUF-SHIELD CENTURA. The materials and design provide energy efficiency, while the state-of-the-art coatings offer superior weathering properties and advanced color retention. The roof system is lightweight, durable and installer friendly, with the capability to re-roof over existing asphalt shingles. The required trim accessories will similarly be provided. The advanced laminate-coated product is also available for commercial applications.

OUTLOOK

The Company believes that demand for its products will continue to increase in the third quarter of 2001, with shipments and net sales increasing. Average realized selling prices could be slightly higher due to a continued improvement in the value-added product mix. Natural gas costs continue to decline, which will positively impact our costs. Additionally, we believe that we will see further cost improvements from our continuing cost reduction efforts. The Company believes that its future liquidity will remain dependent on sources of financing, possible asset sales, operating performance and overall economic conditions. Capital spending will remain at low levels with spending in the third quarter forecasted to be about $20 million.

                                                                    Exhibit 99.1

National Steel will be hosting a conference call to discuss second quarter results and the outlook for the third quarter on Thursday, July 26, 2001 at 2:00 p.m. ET. Investors and other interested parties are invited to listen to the conference call over the Internet at http://www.videonewswire.com/event.asp?id=235 or you may go directly to our website at www.nationalsteel.com. To listen to the call, please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2000.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,800 employees. Please visit the Company's website at www.nationalsteel.com for more information on the Company and its products and facilities.

NATIONAL STEEL CORPORATION


CONSOLIDATED STATEMENTS OF INCOME
(In Millions of Dollars, except per share data)
(Unaudited)

                                                                         Three Months                    Six Months
                                                                        Ended June 30,                 Ended June 30,
                                                                     ---------------------         ------------------------
                                                                      2001          2000             2001            2000
                                                                     -------       -------         --------        --------
Net sales                                                            $ 673.2       $ 799.1         $1,262.6        $1,634.2

Cost of products sold                                                  682.3         730.9          1,306.5         1,471.0
Selling, general and administrative expense                             32.6          36.7             68.0            74.7
Depreciation                                                            42.0          40.8             83.9            78.6
Equity (income) loss of affiliates                                      (0.7)         (1.4)            (1.3)           (1.3)
Unusual items (credit)                                                  (2.0)           --            (28.0)             --
                                                                     -------       -------         --------        --------
Income (loss) from operations                                          (81.0)         (7.9)          (166.5)           11.2

Other (income) expense
Financing costs (net)                                                   16.4           6.9             31.7            14.8
Net gain on disposal of non-core assets                                 (1.5)        (15.1)            (1.5)          (15.1)
                                                                     -------       -------         --------        --------
                                                                        14.9          (8.2)            30.2            (0.3)
                                                                     -------       -------         --------        --------
Income (loss) before income taxes and cumulative effect of
 an accounting change                                                  (95.9)          0.3           (196.7)           11.5


Income taxes                                                            14.4            --             39.5             0.6
                                                                     -------       -------         --------        --------

Income (loss) before cumulative effect of an
 accounting change                                                    (110.3)          0.3           (236.2)           10.9

Cumulative effect of an accounting change (net of $0 tax)                 --            --             17.2              --
                                                                     -------       -------         --------        --------
Net income (loss)                                                    $(110.3)      $   0.3         $ (219.0)       $   10.9
                                                                     =======       =======         ========        ========

Basic earnings per share:
   Net income (loss)                                                 $ (2.67)      $  0.01         $  (5.30)       $   0.26
                                                                     =======       =======         ========        ========

   Weighted average shares outstanding (in thousands)                 41,288        41,288           41,288          41,288

Diluted earnings per share:
   Net income (loss)                                                 $ (2.67)      $  0.01         $  (5.30)       $   0.26
                                                                     =======       =======         ========        ========

   Weighted average shares outstanding (in thousands)                 41,288        41,288           41,288          41,291

Dividends paid per common share outstanding                               --       $  0.07               --        $   0.14
                                                                     =======       =======         ========        ========

Operating Statistics (in thousands of tons):
   Shipments                                                           1,581         1,631            2,995           3,411
   Production                                                          1,643         1,646            3,105           3,397

                                                                    Exhibit 99.1
NATIONAL STEEL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

                                         June 30,         December 31,
                                           2001               2000
                                       -----------        -----------
                                       (Unaudited)
Assets

Cash and cash equivalents                $    4.6            $    3.3
Receivables - net                           162.3               190.6
Inventories                                 485.2               522.8
Other                                        17.2                16.6
Deferred tax assets                          34.5                34.5
                                         --------            --------
  Total current assets                      703.8               767.8

Property, plant and
  equipment - net                         1,465.9             1,517.0
Other assets                                244.6               280.4
                                         --------            --------
                                         $2,414.3            $2,565.2
                                         ========            ========

                                         June 30,         December 31,
                                           2001               2000
                                       -----------        -----------
                                       (Unaudited)
Liabilities and
 Stockholders'
   Equity
Current liabilities                     $  666.0            $  589.1
Long-term debt                             510.7               523.3
Other long-term
  liabilities                              742.2               735.1

                                        --------            --------
Total Liabilities                        1,918.9             1,847.5


Stockholders' Equity                       495.4               717.7
                                        --------            --------

                                        $2,414.3            $2,565.2
                                        ========            ========

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)
(Unaudited)

                                                                               Six Months Ended June 30,
                                                                               2001                 2000
                                                                              -------              ------
              Cash provided by (used in) operating activities:
               Net income (loss)                                              $(219.0)             $ 10.9
               Depreciation                                                      83.9                78.6
               Cumulative effect of an accounting change                        (17.2)                 --
               Working capital items:
                Receivables                                                      13.3                (5.1)
                Receivables sold                                                 15.0                  --
                Inventories                                                      37.6                16.2
                Accounts payable & accrued liabilities                           (7.6)               51.5
               All other                                                         59.0               (44.4)
                                                                              -------              ------
                                                                                (35.0)              107.7
                                                                              -------              ------
              Cash used in investing activities:
               Purchases of property, plant
                and equipment (net)                                             (31.1)              (86.9)
               Net proceeds from the sale of assets                               1.5                15.5
                                                                              -------              ------
                                                                                (29.6)              (71.4)
                                                                              -------              ------
              Cash provided by (used in) financing activities:
               Repayment of debt                                                (14.5)              (30.8)
               Borrowings, net                                                   80.4                  --
               Common stock dividends                                             --                 (5.7)
                                                                              -------              ------
                                                                                 65.9               (36.5)
                                                                              -------              ------
               Increase (decrease) in cash
                and cash equivalents                                              1.3                (0.2)

               Cash and cash equivalents at
                the beginning of the period                                       3.3                58.4
                                                                              -------              ------

               Cash and cash equivalents at
                the end of the period                                         $   4.6              $ 58.2
                                                                              =======              ======

              Noncash Investing and Financing Activities:
               Purchase of equipment through capital leases                   $   3.1              $  6.5
                                                                              =======              ======